Exhibit 6.12

PROMISSORY NOTE

Principal Amount: $434,627.11

As of Date: 10/21/2020

FOR VALUE RECEIVED, the undersigned, KS OBX LLC, located at 2810 N Church St, #28283, Wilmington, DE 19802 (“Borrower”), promises to pay to the order of Mark Robert, located at [residential address omitted] (“Lender”), the principal sum of $434,627.11, together with interest as specified below, at [residential address omitted] or at such other place as the Lender may designate in writing.

Principal Repayment:

The principal amount of this Note shall be due and payable in full on October 20th, 2030.

Interest:

Interest on the unpaid principal balance of this Note shall accrue at the rate of 5% per annum. However, interest shall not be calculated or paid until the end of the loan term. The total interest amount will be calculated based on the principal balance and the interest rate at the end of the term and will be due and payable in full on October 20th, 2030.

Payment of Interest:

The total amount of interest accrued during the loan term shall be paid in full on October 20th, 2030.

No Interim Accrual:

No interest shall accrue or be payable during the term of this Note until the end of the term. The interest shall only be calculated at the end of the loan term and paid in full at that time.

Taxes:

The Borrower and Lender agree that for tax purposes, the interest shall be reported and included in the relevant tax forms for the year in which the interest is actually paid, i.e., at the end of the loan term.

Prepayment:

The Borrower may prepay this Note in whole or in part at any time without penalty. Any such prepayment shall first be applied to any accrued but unpaid interest and then to the principal amount.

Default:

In the event of default in the payment of any amount due under this Note, the entire unpaid principal balance, together with all accrued interest, shall, at the option of the Lender, become immediately due and payable.

Governing Law:

This Note shall be governed by and construed in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first above written.

Borrower:
KS OBX LLC
By:	/s/ Joseph Robert

Lender:
/s/ Mark Robert
Mark Robert